        As Filed with the Securities and Exchange Commission on December 1, 1995
                                                               File No. 33-59055
================================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-3
                            REGISTRATION STATEMENT*
                                   UNDER THE
                             SECURITIES ACT OF 1933

                                  ------------

                            CROWN LABORATORIES, INC.
             (Exact Name of Registrant as Specified in its Charter)


                    Delaware                                         75-2300995
          (State or Other Jurisdiction                             (IRS Employer
        of Incorporation or Organization)                             ID No.)

                              6780 Caballo Street
                            Las Vegas, Nevada 89119
                                 (702) 696-9300
              (Address, Including Zip Code, and Telephone Number,
              Including Area Code, of Principal Executive Offices)

                     CRAIG E. NASH, CHIEF EXECUTIVE OFFICER
                            CROWN LABORATORIES, INC.
                              6780 Caballo Street
                            Las Vegas, Nevada 89119
                                 (702) 696-9300
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                          Copies of Communications to:


                             RONALD P. GIVNER, ESQ.
                     JEFFER, MANGELS, BUTLER & MARMARO LLP
                     2121 Avenue of the Stars, Tenth Floor
                         Los Angeles, California 90067
                                 (310) 203-8080
                              Fax:  (310) 203-0567


Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
[   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


=============================================================================================================================
                                                                Proposed Maxi-         Proposed Maximum          Amount of
           Title of Securities              Amount to be         mum Offering         Aggregate Offering       Registration
             to be Registered                Registered        Price Per Share               Price                  Fee
-----------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par value            4,207,962 Shs.         $1.75 (1)              $7,363,933.5            $2,539.29
                                                                                                              Previously paid
                                                                                                                 $3,708.37
                                                                                                               Total due -0-
=============================================================================================================================




(1)     Calculated pursuant to Rule 457(c).

                                        _____________________

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

*Pursuant to Rule 429 the enclosed Prospectus constitutes a combined Prospectus also relating to securities covered by Registration Statement No. 33-72912 (Common Stock) and constitutes a post-effective amendment to said Registration Statement.

P R O S P E C T U S
    December __, 1995



                            CROWN LABORATORIES, INC.

                                  COMMON STOCK
                               ($0.001 PAR VALUE)


          This Prospectus relates to 7,247,303 shares of the Common Stock of CROWN LABORATORIES, INC. (the "Company"), which may be offered from time to time by any or all of the Selling Stockholders named herein (the "Selling Stockholders"), including shares to be received upon exercise of warrants and options. The Company will not receive any proceeds from the sale of the shares offered hereby but will receive certain proceeds upon exercise of the warrants and options, which proceeds will be used for working capital. The Company estimates that the expenses of this offering will be approximately $37,000, all of which will be paid by the Company.


          The Company has been advised by the Selling Stockholders that they may sell all or a portion of the shares offered hereby from time to time on the American Stock Exchange Emerging Company Marketplace (the "Amex-ECM") in privately negotiated transactions, or otherwise, including sales through or directly to a broker or brokers. Sales will be at prices and terms then prevailing or at prices related to the then current market prices or at negotiated prices. In connection with any sales, any broker or dealer participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933. See "Plan of Distribution."


          The Common Stock of Crown Laboratories, Inc. is traded on the AMEX-ECM (AMEX-ECM symbol: CLL.ec). On November 22, 1995, the last sale price of the Company's Common Stock, as reported by the AMEX-ECM, was $1.75.


                        ________________________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                        ________________________________



              THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                   OF RISK. SEE "RISK FACTORS" ON PAGES 8-10.
            SEE ALSO "RECENT SIGNIFICANT DEVELOPMENTS" ON PAGES 5-7.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents heretofore filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference: the Company's Annual Report on Form 10-KSB, Form 10-K/A-1 and Form 10-KSB/A-2 for the fiscal year ended December 31, 1994, the Company's Current Report on a Form 8-K and 8-K/A-1, for March 8, 1995 and Form 8-K for October 12, 1995, the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, and the Company's Registration Statement on Form 8-A.


          All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities under this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is not deemed to be filed under said provisions or any portion of a Proxy Statement not deemed incorporated herein by reference. Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


          The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Larry Rosenthal, Director of Investor Relations, or Craig Nash, Chief Executive Officer, 6780 Caballo Street, Las Vegas, Nevada 89119 (Telephone: (702) 696-9300).


                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: The Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10048. Such reports, proxy statements and other information filed by the Company can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006. Copies of such materials can also be obtained by mail at prescribed rates upon written request addressed to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

          The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements and schedules, if any, filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated herein by reference, each statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of any and all parts thereof may be obtained from such office after payment of the fees prescribed by the Commission.

                               PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information and financial statements (including notes thereto) appearing elsewhere in or incorporated by reference into this Prospectus.


                                  THE COMPANY

          Crown Laboratories, Inc. (the "Company") is engaged in the development of, and intends to manufacture and market, a proprietary line of pharmaceutically-balanced nutritional and medical application products designed for the special needs of residents in nursing homes and patients in hospitals. Generally, these individuals are over age 70, and prefer foods that are easy to ingest, or are flavorful, or easily digestible, and nutritionally complete.
The Company's liquid products will be provided in aseptically sealed, flexible packages. Formulations are designed to provide a maximum of nutrient and caloric support in easily consumable forms. The Company currently intends to offer four liquid products, two medical solutions, and 26 dry-mixed products for use by individuals with dietary restrictions including low sodium diets and diabetic diets. Additionally, caloric enhancement and nutritional supplement products will be available.


          The Company's product lines will consist of standard products for nursing homes and specialized products such as those for kidney dysfunction and tube feeding. Currently the Company is in the final stages of completing the liquid manufacturing line on which it will produce primary products for sale. The Company will have limited sales until such line is complete and operational.


          The commissioning process has begun with regard to the Company's proprietary line of aseptic liquid products. The commissioning process is required to be completed in order to manufacture the liquid products. See "Recent Significant Developments -- Manufacturing Plant."


          The Company was incorporated in Delaware on February 23, 1989. The Company's address and telephone number are 6780 Caballo Street, Las Vegas, Nevada 89119; (702) 696-9300.

                                  THE OFFERING


 Securities Offered(1) . . . . . . . . . . . . . . . . . .     This Prospectus covers the sale of
                                                               7,247,303 shares of Common Stock to be sold
                                                               by certain Selling Stockholders, including
                                                               1,527,814 shares of Common Stock which may
                                                               be sold after the exercise of warrants and
                                                               options.

 Number of Shares of Common Stock
 Outstanding on September 30, 1995(1)  . . . . . . . . . .     13,802,513 shares.

 Risk Factors  . . . . . . . . . . . . . . . . . . . . . .     An investment in the Common Stock involves
                                                               a high degree of risk.  Prospective
                                                               investors should review carefully and
                                                               consider the factors described in "Risk
                                                               Factors."


------------------------


(1) Unless otherwise indicated, all references in the Prospectus to per share data and number of shares exclude 5,330,187 shares of Common Stock issuable upon exercise of outstanding warrants and options, including options which have been granted under the 1992 Stock Option Plan. However,

1,527,814 shares underlying 1,527,814 warrants and options are included in the shares offered by the Selling Shareholders, but are not included in outstanding shares. Also does not include an undetermined number of shares of Common Stock underlying Series C Preferred Stock.

                         SUMMARY FINANCIAL INFORMATION

          The following tables set forth for the periods indicated selected financial information for Crown Laboratories, Inc.

Statement of Operations Data:


                                          Year Ended                              Nine Months Ended
                           ----------------------------------------        -------------------------------

                           December 31, 1994      December 31, 1993      Sept. 30, 1995      Sept. 30, 1994
                           -----------------      -----------------      --------------      --------------
 Sales(1)  . . . . . .           $ -0-                  $ -0-                 $ -0-               $ -0-

 Net loss  . . . . . .        (1,569,979)             (660,964)            (2,647,836)          (845,588)

 Net loss per share  .            (.15)                  (.09)                 (.20)               (.08)


Balance Sheet Data:


                           December 31, 1994        Sept. 30, 1995
                           -----------------       ---------------
 Working capital . .          $ 1,354,684            $  660,797

 Total assets  . . .           6,065,044              10,085,705

 Total liabilities .           1,355,581              2,807,130

 Stockholders' equity          4,709,463              7,278,575


-----------------

(1) In the fourth quarter, the Company has sold approximately $40,000 of dry mix products in one European country through an affiliate and has collected a portion of the resulting receivables. Sales of liquid products will not commence until the Company completes commissioning of its liquid manufacturing lines in Las Vegas, Nevada. See "Recent Significant Developments -- Manufacturing Plant."

                        RECENT SIGNIFICANT DEVELOPMENTS


MANUFACTURING PLANT

          The Company is presently in the process of seeking to commission the equipment necessary to manufacture its proprietary line of aseptic liquid products. Commissioning of the equipment is required by the U.S. Food and Drug Administration. The commissioning process begins with the manufacturer, (in this case, the Company), working with an independent laboratory, National Food Laboratories (the Process Authority), to review its manufacturing equipment, manufacturing procedures, manuals and monitor the bacteriological kill tests for compliance with the applicable federal regulations. After the samples of inoculated product (the final test required for certification) are prepared, they are incubated for a 21 day period and if the test results are favorable, the Process Authority summarizes and presents their findings to the F.D.A. on the Company's behalf. The F.D.A. then has 30 working days to respond to the Company with additional questions or requests for information. In the absence of such a request, the Company is authorized to produce and market its products. There can be no assurances that the test samples will pass the test criteria, or if they do pass, that the F.D.A. will accept the Company's process and equipment.

          Although the equipment manufacturers have warranted that the purchased equipment has been manufactured to the F.D.A. regulatory specifications for aseptic packaging and processing equipment, the filler is the first of its kind manufactured for a U.S. company requiring F.D.A. aseptic processing approval. The delays in certifying the Company's production equipment can be attributed to the aseptic filling machine. The machine was unable to pass certification testing when it was originally shipped from Germany and received by the Company in February, 1995. Numerous modifications, primarily related to the installation of monitoring devices to seek to meet F.D.A. requirements, have been made to the machinery at the request of the Process Authority. The manufacturer of the aseptic filling machine has filed for bankruptcy in the German courts. The Company has filed a claim against the manufacturer of the aseptic filler in the German Bankruptcy Court for damages caused by the delays in certifying the filler and seeks to have these damages applied against the $1,730,000 purchase price of the machine. Further, the Company has filed suit in Las Vegas, Nevada against the manufacturer and its alter egos and subsidiaries alleging fraud, misrepresentation, and alter ego among other allegations. To further protect its rights to the machinery and its related technology, the Company has purchased the blueprints and the rights to its aseptic filling machine from the German Bankruptcy Court. Standard Chartered Bank ("Standard") had provided financing to the manufacturer of the filler machine and Standard has claimed that it has a $1,000,000 security an interest in the filler machine. Based upon the representations made, the Company entered into a letter of intent to finance $1,000,000 of such equipment through Standard, which financing was also to satisfy Standard's claimed security interest. Prior to entering into any loan documentation, the Company discovered that Standard cannot provide written evidence of a perfected security interest. Standard has nevertheless continued to allege that it has a security interest in the machine and has filed a claim with the German Bankruptcy Court.

However, Standard has still not produced documentation supporting its position, and the Company's claims currently exceed the amount of $1,000,000 which Standard is allegedly owed. The Company cannot predict the ultimate outcome of any of the above claims.

          While the Company believes that the machinery will ultimately be certified, there is no assurance that the machinery will receive certification from the F.D.A. or that the certification will be granted within a specific time frame. Furthermore, there can be no assurances that if the machinery is certified, as to when the Company will commence initial production of its liquid nutritional products; or that the products will meet with acceptance in the market.

          The Company has spent approximately $6.7 million on equipment acquisition for the manufacturing plant. It has also spent approximately $1.2 million on leasehold improvements for offices and upgrading the production area to meet minimum standards required for manufacturing, which improvements and upgrading are essentially complete. The Company has also received $1.9 million in financing for such equipment and leasehold improvements.

          The Company in June, 1995 received approval from the State of Nevada Health Department to produce its dry mix product line for adult nutritional and specialty products. In the fourth quarter of 1995, the Company sold $40,000 of dry mixed products in one European country through an affiliate and has collected a portion of the resulting receivables.

          The Company has received an option to purchase its current manufacturing facility in Las Vegas, Nevada for $2,700,000 and intends to pursue this option. The Company has secured a commitment for a first mortgage loan of $1,860,000 on the building from an insurance company. The mortgage, which carries an interest rate of 8.65%, provides for an 18 year amortization ($16,984 per month) with a balloon payment due at the end of ten years at the insurance company's request. The seller of the property has agreed to accept 153,043 shares of the Company's common stock in lieu of $440,000 of the purchase price and has agreed to extend a 3 year $300,000 second mortgage to the Company bearing a 12% annual effective interest rate. The balance of the purchase price, ($100,000), plus any closing costs will be paid by the Company.

FUNDING

          Since September 30, 1994, the Company has raised approximately $8.1 million in net proceeds from the sale of its equity securities. Of such amount, approximately $3 million was used to complete leasehold improvements at the manufacturing facility, and for manufacturing equipment and other fixed assets and the balance was used for working capital, including salaries and rent.

          From January 1, 1995 through September 30, 1995, the Company has raised approximately $2,400,000 (before offering expenses of $330,000) in additional equity financing primarily through a private placement of units and this amount is reflected in the Company's financial statements for such period. Each unit was purchased for $50,000. A unit consisted of 25,000 shares of common stock and warrants to purchase 12,500 shares of common stock for $3 per share. The warrants expire two years from the date of issuance. (Fractional units have been sold.) In addition, the Company issued to the placement agents and brokers 2,500 options to acquire shares of the Company's common stock at a price of $2.40 per share for each unit sold. These options expire five years from the date of issuance. Such private placement closed as of September 30, 1995.

          The Company has also raised $3 million (before expenses of $150,000) through the issuance of Series C Preferred Stock during the third quarter and $500,000 thereafter. The Series C Preferred Stock pays no dividends, but imputes a 6% effective annual interest rate upon conversion into Common Stock which will be accounted for over the time during which the preferred stock is outstanding. The conversion rate is determined by the acquisition value of the preferred stock (plus imputed interest referred to above) and an 18% discount to the 5 day average market price of the common shares at the time of exercise. As of September 30, 1995, approximately 29% of the Series C Preferred Stock issued had been converted into 715,447 shares of Common Stock. To the extent that the Company uses equity securities to raise additional funds to satisfy its working capital needs, there will be additional dilution to the Company's existing shareholders.

None of the above securities were registered under the Securities Act of 1933 and may not be sold in the United States in absence of such registration or an exemption therefrom.

FINANCIAL CONDITION

          Working capital at September 30, 1995 was $660,797 with $.8 million in accounts payable attributable to capital expenditures and leasehold improvements. Since September 30, 1995, the Company has raised an additional $500,000 from the sale of Series C Preferred Stock. Cash and equivalents balances were $1.8 million as of September 30, 1995. The Company believes that it has adequate funds to support its operations until early 1996 or, the commencement of production of the Company's liquid nutritional products, whichever comes first. After that time, the Company will require additional funding to support its working capital needs as it begins to enter the market or to provide for normal operating expenses if certification has not been achieved.

          The Company had forecasted that it would begin manufacturing its line of dry mix nutritional and specialty dietary products in April 1995 and that commissioning of the equipment to manufacture the Company's line of aseptic liquid products would begin by the second quarter of 1995 and be completed within a two month time frame. Due to unforeseen delays in finalizing the installation of all the equipment necessary to manufacture the Company's products, the commissioning process has been significantly delayed and sales have yet to commence. As of November 22, 1995, limited quantities of dry mix product have been sold and the aforementioned liquid products commissioning process is underway with sales unlikely to commence until the first quarter of 1996.

          While the Company believes that its machinery will ultimately be commissioned and certified, there can be no assurances that the machinery will receive certification from the F.D.A. or that the certification will be granted within a specific time frame. Furthermore, there can be no assurances that, if the machinery is certified, if and when the Company will commence initial production of its liquid nutritional products or that the products will meet with acceptance in the market. As a result of these delays, the Company has been required to raise further funds to sustain operations until the plant becomes operational and it may require further funds to support working capital needs as it begins to enter the market or to provide for normal operating expenses if commissioning continues to be delayed. The Company is presently exploring possible alternatives for raising additional funds. There can be no assurances that the Company will be able to secure the necessary financing, or if a source of funding is identified, that the funding will be on terms and conditions which are acceptable to the Company.

                                  RISK FACTORS

          INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES CERTAIN SUBSTANTIAL RISKS AND PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS:


START UP RISK

          In order to commence manufacturing liquid products, the Company must finalize the commissioning of its liquid manufacturing line. Such commissioning is required by the F.D.A. in connection with its regulation of all aseptic facilities. For further information on this process, see "Recent Significant Developments -- Manufacturing Plant". No assurances can be given as to the time in which such certification will be completed.

          Further, once the Company's machinery is certified and on-line, there is no assurance that the equipment will operate as warranted or represented by the manufacturers and, thus, whether the capacity of the plant will be as planned by management of the Company.

          Finally, while the Company has begun limited marketing activities, no assurances will be given that the Company will obtain sufficient customers for its products.


LIMITED OPERATING HISTORY; OPERATING LOSS


          Since inception, the Company principally has been engaged in research and development of its products. The Company did not have any sales for the years ended December 31, 1993 and 1994. The Company, together with its predecessors, Nash Nutritional Products, Inc. and Roe Pharmaceutical Co., formerly a majority owned subsidiary, incurred consolidated losses for the period from March 3, 1980 (inception) to September 30, 1995. At September 30, 1995, the Company's accumulated consolidated deficit was $6,603,714, while consolidated Stockholders' Equity was $7,278,575. Lack of a liquid products manufacturing facility has restricted the Company's marketing and sales efforts. The Company and its operations are subject to the various risks inherent in the start-up and development of a new business enterprise. Since the operating history of the Company is limited, there can be no assurance that the Company will operate profitably.

          Working capital at September 30, 1995 was $660,797 with approximately $800,000 in accounts payable attributable to capital expenditures and leasehold improvements. Since September 30, 1995, the Company has raised an additional $500,000 in net proceeds from the sale of Series C Preferred Stock. The Company is presently seeking long-term financing to support its liabilities. There is no assurance the Company will be able to secure the necessary financing on terms and conditions which are acceptable to the Company.


NEED FOR MANUFACTURING FACILITY


          The Company had previously produced its dry-mix and liquid dietary products through contract manufacturers. However, prior arrangements had been unsatisfactory in respect of timely manufacture and delivery and impact on costs, particularly for liquid products and no contract manufacturers have been used since 1992. In order to assure a supply of its liquid and dry-mix products at a competitive price, management has determined that the Company must operate its own manufacturing facility to produce both liquid and dry-mix products. The Company intends to acquire its products only from its own manufacturing facilities. See "Recent Significant Developments -- Manufacturing Plant".


POSSIBLE NEED FOR ADDITIONAL FINANCING


          The Company believes that
it has adequate funds to support its operations until early 1996 or, the commencement of production of the Company's liquid nutritional products, whichever comes first. After that time, the Company will require additional funding to support its working capital needs as it begins to enter the market or to provide for normal operating expenses if certification has not been achieved. The Company is presently exploring its possible alternatives for raising additional funds. There can be no assurances that the Company will not require additional funds earlier than set forth above or that the Company will be able to secure the necessary financing, (or if a source of funding is identified, that the funding will be on terms and conditions which are acceptable to the Company).

FUNDING

          Through September 30, 1995, the Company has raised approximately $2.4 million (before offering expenses of $330,000) in additional equity financing primarily through a private placement of the units and this amount is reflected in accompanying financial statements. Each unit was purchased for $50,000. A unit consisted of 25,000 shares of common stock and warrants to purchase 12,500 shares of common stock for $3 per share. The warrants expire two years from the date of issuance. (Fractional units have been sold.) In addition, the Company issued to the Placement Agent and brokers 2,500 options to acquire shares of the Company's common stock at a price of $2.40 per share for each unit sold. These options expire five years from the date of issuance.

          The Company has also raised $3 million (before offering expenses of $150,000) through the issuance of Series C Preferred Stock during the third quarter and $500,000 thereafter. The Series C Preferred Stock pays no dividends, but imputes a 6% effective annual interest rate upon conversion into common stock which will be accounted for over the time during which the preferred stock is outstanding. The conversion rate is determined by the acquisition value of the preferred stock (plus imputed interest referred to above) and an 18% discount to the five day average market price of the common shares at the time of exercise. As of September 30, 1995, approximately 29% of the Series C Preferred Stock issued had been converted into 715,447 shares of Common Stock. To the extent that the Company uses equity securities to raise additional funds to satisfy its working capital needs, there will be additional dilution to the Company's existing shareholders.

LACK OF PRODUCT PROTECTION


          The Company regards the formulations of its products to be proprietary, but presently it has no patent or other protective rights. In addition, the Company has filed and currently has a patent pending on its primary liquid product including its process and content. No assurances can be given that any patent will be issued. Currently, the Company exerts substantial efforts to protect trade secrets and to keep formulas and related process know-how confidential. However, there can be no assurance that it will be successful in these efforts.

          The Company has filed to register its trademark and product names for all of the products it intends to manufacture in the next two years.


RELIANCE UPON KEY PERSONNEL

          The Company is largely dependent upon the personal efforts and abilities of Craig E. Nash, Chairman of the Board of Directors and Chief Executive Officer, as well as those of Scott O. Nash, Vice-Chairman of the Board of Directors and President. Craig E. Nash and Scott O. Nash, who are twin brothers, devote all of their time to the affairs of the Company. The loss or unavailability of the services of any one of them may have a materially adverse effect upon the Company. Presently, the Company has accident insurance in the amount of $1,000,000 for Craig E. Nash and Scott O. Nash, respectively. The Company does not have insurance for any non-accidental loss.

CONTROL BY EXISTING MANAGEMENT


          As of September 30, 1995, officers and directors as a group owned 4,697,513 shares of Common Stock out of 13,802,513 shares or 26.3%, including 3,625,223 shares or 26.4% owned by Craig E. Nash and Scott O. Nash. Thus the management of the Company, principally Craig E. Nash and Scott O. Nash, are able to continue to control the policies and affairs of the Company.

RISKS OF THE OPTIONS AND WARRANTS


          As of September 30, 1995, the Company has outstanding options to purchase 3,284,499 shares of common stock, and warrants to purchase 1,483,463 shares of common stock. The existence of all of these options and warrants may have an adverse effect on the terms upon which the Company would be able to obtain additional capital. Furthermore, it might be expected that the holders of all of such options and warrants would exercise their options at a time when the Company could obtain equity capital on terms more favorable than those provided for by the options and warrants. The shares underlying the warrants are covered for resale by the Selling Stockholders by this Prospectus. Such amounts do not include an indeterminate number of shares of Common Stock underlying the outstanding Series C Preferred Stock.


LIMITED MARKET FOR COMMON STOCK AND REVISIONS TO THE EMERGING COMPANY
MARKETPLACE


          The Common Stock is quoted and traded on the American Stock Exchange Emerging Company Marketplace. The American Stock Exchange recently announced that it will no longer accept new issuers for the Emerging Company Marketplace, but will continue trading existing issuers, including the Company. Therefore, over time the Emerging Company Marketplace will cease to exist. The market for the Company's Common Stock must be considered limited and there can be no assurance that a meaningful trading market will develop. Furthermore, prices quoted may not represent the true value of the Common Stock. Stocks sold by the Company in private placements have generally been below the then trading price on the American Stock Exchange.


NO DIVIDENDS LIKELY

          Since its inception, the Company has had no earnings and has not paid any dividends on its Common Stock. Payment of future dividends, if any, will be determined by the Company's Board of Directors. In the foreseeable future, the Company intends to retain all of its earnings to finance the development and expansion of its business.

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED PREFERRED STOCK AND CERTIFICATE OF INCORPORATION


          The Company is authorized to issue 5,000,000 shares of $0.001 par value Preferred Stock with the rights, preferences, privileges and restrictions thereof to be determined by the Board of Directors of the Company. Preferred Stock can thus be issued without the vote of the holders of Common Stock. Rights could be granted to the holders of Preferred Stock which could reduce the attractiveness of the Company as a potential takeover target, make the removal of management more difficult, or adversely impact the rights of holders of Common Stock. Except for Series C Preferred Stock, no Preferred Stock is currently outstanding.


          The Company's Certificate of Incorporation contains certain provisions designed to require a beneficial owner of over 25% of the Common Stock to comply with certain provisions (regarding transactions with the Company and membership on the Board of Directors) or pay certain prices (usually the highest price paid) for the Common Stock in certain business combinations involving the beneficial owner. These provisions are in addition to those provided by Delaware law and apply to Craig Nash and Scott Nash.


                              SELLING STOCKHOLDERS


          The following table shows for each of the Selling Stockholders (i) the number and percentage of Common Stock of the Company beneficially owned by each of them as of November 15, 1995, (ii) the number of shares covered by this Prospectus (including shares of Common Stock underlying options and warrants), and (iii) the percentage of ownership if all shares of Common Stock were sold.

                                                                      Number of       Number of
                                      Number of                        Shares          Shares
                                       Shares                          Covered          Owned
                                    Beneficially     Percent of        by this          After       Percent of
      Selling Stockholder(1)          Owned(1)         Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------   --------------   ------------   ---------------  ------------   -----------
 Abbe, Harry                             5,000                            5,000             0

 Ades, Louis                            37,500                           37,500             0

 Ades, Alan                             18,750                           18,750             0

 Altman, Laurence                       25,911                           15,911        10,000

 Altman, Judith                         13,910                           13,910             0

 Altman, Herbert G.                     52,410                           52,410             0

 Altman, Andrea                          7,410                            7,410             0

 Alvarez Family L.C.                    18,750                           18,750             0

 Aymerich, Daniel S.                     7,500                            7,500             0

 Barone, Ronda                          37,500                           37,500             0

 Berkowitz, Arthur M.                   54,200                           20,000        34,200
   Profit Sharing Plan(3)

 Berkowitz, Arthur M.(3) and             4,000                            4,000             0
 Marlene, U/I/T

 Berkowitz, Arthur M.                   18,468                           11,968         6,500
   Defined Contribution Plan(3)

 Berkowitz, Arthur M.(3)(2)            101,361                           32,201        69,160

 Betor, Michael and Delores              6,308                            6,308             0

 Betor, Kristen                            202                              202             0

 Blanchard, Lucius                      37,500                           37,500             0

 Borja, Francisco J. &                   9,375                            9,375             0

 Candace L.

 Bothwell, Roger and Debbie              1,280                            1,280             0

 Breakstone Associates, Inc.            37,500                           37,500             0

 Brown, Kay L.                           9,375                            9,375             0

 Campton Profit Sharing Plan            37,500                           37,500             0
 and Trust

 Canali, Amelia                         18,750                           18,750             0

 Cane, Myles(4)                         60,000                           10,000        50,000

 Carrick, Linda A.(3)                   89,000                           29,000        60,000

 Casella, Vince(3) and Thresa            8,000                            8,000             0

                                                                      Number of       Number of
                                      Number of                        Shares          Shares
                                       Shares                          Covered          Owned
                                    Beneficially     Percent of        by this          After       Percent of
      Selling Stockholder(1)          Owned(1)         Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------   --------------   ------------   ---------------  ------------   -----------
 Casella, Vince(3)                     429,120            1.2%          179,126       250,000

 Casella, Vince(3) - Keogh              34,064                           34,064             0

 Charles Slaughter                      35,417                           35,417             0
 Foundation, The

 Chastain, Steven G.                     7,500                            7,500             0

 Chirinian, Johny and Cosetti          562,500                          562,500             0

 Cielsour, Inc.                         50,000                           50,000             0

 Coeur-Barron (4) Family 1993           18,750                           18,750             0
 Trust, The

 Cohen, Lawrence                        37,500                           37,500             0

 Cohen, Dan and Nancy                   37,500                           37,500             0

 Cohn, Irene                             4,687                            4,687             0

 Cohn, David M.                         18,750                           18,750             0

 Cohn, David M. and Jacobs,             18,750                           18,750             0
 Richard F. P.A. Age Based PSP
 DTD 10-1-77

 Connors, Denis                         16,667                           16,667             0

 Cranley, Robert E. and Shelly          37,500                           37,500             0
 Trust

 Damerin Trust DTD 12-20-88             18,750                           18,750             0

 Daniels, Derick, J.                   112,500                          112,500             0

 Delaware Charter Guarantee &           18,750                           18,750             0
 Trust Co., John P. Kurlinski
 IRA

 Delaware Charter Guarantee &           37,500                           37,500             0
 Trust FBO Cranley, Robert, IRA

 Demetree, Neil W. Irrevocable          11,250                           11,250             0
 Trust

 Demetree, Mary A.                      11,250                           11,250             0

 Demetree, Nicholas                     10,000                           10,000             0

 Demetree, Tammy                         5,499                            5,499             0

 Demetree, William C., Sr.              11,250                           11,250             0

                                                                      Number of       Number of
                                      Number of                        Shares          Shares
                                       Shares                          Covered          Owned
                                    Beneficially     Percent of        by this          After       Percent of
      Selling Stockholder(1)          Owned(1)         Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------   --------------   ------------   ---------------  ------------   -----------
 Demetree, William C., Jr.              11,250                           11,250             0

 Demetree, Shelly                       32,384                           22,284        10,000

 Demetree, Mark C.                      95,197                           95,197             0

 Demetree, Christopher C.(5)           669,075            3.73%          80,343       578,732           3.32%

 Demetree, Alexandria                   10,000                           10,000             0

 Demetree, Christopher(5) and            4,000                            4,000             0
 Shelly

 Demetree, Elisa A.                     67,941                           67,941             0

 Demetree, Jack C., Jr.                 45,197                           45,197             0

 Demetree, Jack C., Sr.                 37,500                           37,500             0

 Demetree, Jack C., III                 10,000                           10,000             0

 Demetree-Doherty, Leslie A.            67,941                           67,941             0

 Dickinson, Phillip W.                  37,500                           37,500             0

 Diskin, Arthur L.                      37,500                           37,500             0

 Domingo, Matthew H.                     1,000                            1,000             0

 Donner, Henry J.                        3,333                            3,333             0

 Donner, Katherine W. Custodian          3,334                            3,334             0
 for Melissa F. Donner

 Dorweiler Family Trust DTD             18,750                           18,750             0
 11-16-93

 Duchowny, Michael                      18,750                           18,750             0

 Eagle Partners                         56,250                           56,250             0

 Eismont, Frank J. and Emily            37,500                           37,500             0

 Eme, Robert R.                         10,000                           10,000             0

 Farkas, Marian                         37,500                           37,500             0

 Ferber, Nicholas                       18,750                           18,750             0

 Fieldstone, Ron & Linda                37,500                           37,500             0

 First Securities Trust                  4,500                            4,500             0
 Custodian FBO Cyril Ferber

                                                                      Number of       Number of
                                      Number of                        Shares          Shares
                                       Shares                          Covered          Owned
                                    Beneficially     Percent of        by this          After       Percent of
      Selling Stockholder(1)          Owned(1)         Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------   --------------   ------------   ---------------  ------------   -----------
 First Securities Trust                 18,750                           18,750             0
 Custodian FBO Gamez, Jose
 Edgaurdo IRA Account

 First Securities Trust                 37,500                           37,500             0
 Custodian FBO Jose Gaviria

 First Securities Trust                 37,500                           37,500             0
 Custodian FBO Izuka Relichi

 First Securities Trust                 37,500                           37,500             0
 Custodian FBO Melanie Ferber

 First Securities Trust                 18,750                           18,750             0
 Custodian FBO Eismont,
 Jacqueline, IRA Account

 Fletcher, James                         4,000                            4,000             0

 FM Partners                            56,250                           56,250             0

 Fredrick and Amelia Schimper           35,417                           35,417             0
 Foundation, The

 Furst, Joseph K. and Constance         37,500                           37,500             0

 Furst Associates                      150,000                          150,000             0

 Galofalo, S. & A.                       8,000                            8,000             0

 Galofalo, E. & D.                       8,000                            8,000             0

 Gamez, Jose                             9,375                            9,375             0

 Gaviria, Jose M. and Elsie R.          37,500                           37,500             0

 Getz, Robert                            2,667                            2,667             0

 Global Health Sciences Fund           726,458                          726,458             0

 Godfrey, William R.                    37,500                           37,500             0

 Goldblum, Hillel Trust                  3,333                            3,333             0

 Goldblum, Nathaniel Trust               3,333                            3,333             0

 Goldblum, Rishona Trust                 3,333                            3,333             0

 Goodell, Keith                          1,260                            1,260             0

 Grasso, Salvadore J.                    2,000                            2,000             0

 Hantges, Jamie                         37,500                           37,500             0

 Haramboure, Alfredo P. and              5,167                            5,167             0
 Diana M.

 Harroz, Edward and Susan                2,267                            2,267             0

                                                                      Number of       Number of
                                      Number of                        Shares          Shares
                                       Shares                          Covered          Owned
                                    Beneficially     Percent of        by this          After       Percent of
      Selling Stockholder(1)          Owned(1)         Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------   --------------   ------------   ---------------  ------------   -----------
 Hefner, Family Trust                   37,500                           37,500             0

 Helinger, Ron                          37,500                           37,500             0

 Herman and Amelia Erhmann              33,333                           33,333             0
 Foundation

 Hooker, Lee Allen(3)                  101,478                           18,750        82,728

 Hyatt, Blair F. and Pamela              3,750                            3,750             0

 Ibarra, Miguel A. and                   7,500                            7,500             0
 Isabel M.

 Invesco Strategic Portfolios          759,792                          759,792             0
 Inc. Health Sciences Portfolio

 Jablonski, James                       13,333                           13,333             0

 Kaplan Associates                      18,750                           18,750             0

 Katz, Sara M.                          18,750                           18,750             0

 Kay, Cynthia for Jana Kay               2,200                            2,200             0

 Kay, Harold Profit Plan                 9,900                            9,900             0

 Kay, Harold and Cynthia                26,050                           26,050             0

 Kay, David                              2,200                            2,200             0

 Kouri, Paul                           142,494                           37,208       105,286

 Kouri, Robert                           8,472                            7,000         1,472

 Kurlinski, J. Parker and               18,750                           18,750             0
 Claire

 Lifescience Technology                375,000                          375,000             0
 Partners

 Lincoln Trust Company,                 37,500                           37,500             0
 Custodian FBO Paul Gilbert

 Lipsey, Simon and Carol                18,750                           18,750             0

 Loman, Lawrence(6) and                245,879            1.3%           44,799       201,080           1.1%
 Margaret

 Lupo, John A.                          37,500                           37,500             0

 Madriz, Alberto                        18,750                           18,750             0

 Mahon, William P. S. and               37,500                           37,500             0
 Kathleen M. Family Trust DTD
 12-16-92

 Mathews, Calvin T.(7)                  76,434                           66,434        10,000

                                                                      Number of       Number of
                                      Number of                        Shares          Shares
                                       Shares                          Covered          Owned
                                    Beneficially     Percent of        by this          After       Percent of
      Selling Stockholder(1)          Owned(1)         Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------   --------------   ------------   ---------------  ------------   -----------
 Matin, George                          26,405                              450        25,955

 Matin, Ahmad                           12,605                            6,671         5,934

 McClenahan, Bruce                      37,500                           37,500             0

 Merhi, Mandouh and Ivy Lui             10,082                           10,082             0

 Milgram, Marc                          37,500                           37,500             0

 MLPF&S Custodian Stanley               33,333                           33,333             0
 Weithorn

 Moore, Raymond A.                       5,000                            5,000             0

 Moster, Mark                           11,428                           11,428             0

 Nachman, Seth                          18,750                           18,750             0

 Nelson, Erven J. and Frankie           37,500                           37,500             0
 J. Trust

 Pasek, Jeffrey Ivan                     3,333                            3,333             0

 Pharmaceutical Medical                 75,000                           75,000             0
 Technology Fund, L.P.

 Philbrick, Jack and Ann                 8,945                            8,945             0

 R.K. Grace(8)                         113,688                          113,688             0

 Razook, G.A.                            1,000                            1,000             0

 Reilly Capital Management              37,500                           37,500             0
 Group Ltd.

 Resnick, Trevor and Jennifer           37,500                           37,500             0

 Resnick, Hyman and Marock,             18,750                           18,750             0
 Elfreda

 Roeder, Robert P.                      75,000                           75,000             0

 Rosenthal, Lawrence                    72,900                            6,000        66,900

 Ross, Jessica                             400                              400             0

 Russell, John and Pandora               1,260                            1,260             0

 Schaff, Willber A. and Judy            37,500                           37,500             0

 Schabacker, James                       3,781                            3,781             0

 Schlager, Ron                           6,124                            1,124         5,000

 Schlau, Marc                           29,333                           29,333             0

 Scott, Donald P. and                   75,000                           75,000             0
 Mildred H.

                                                                      Number of       Number of
                                      Number of                        Shares          Shares
                                       Shares                          Covered          Owned
                                    Beneficially     Percent of        by this          After       Percent of
      Selling Stockholder(1)          Owned(1)         Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------   --------------   ------------   ---------------  ------------   -----------
 Scuderi, Gaetano J.                     9,375                            9,375             0

 Shadid, Ned                             1,000                            1,000             0

 Simon, Ralph and Carletta               5,545                            5,545             0

 Simon, Sydney                             280                              280             0

 Simon, Ralph, Jr.                       1,500                            1,500             0

 Smith, Newton and Mary Ellen              480                              480             0

 Stanley, Ronald                        37,500                           37,500             0

 Steiner, Anita Trust                    3,334                            3,334             0

 Strochak, Debra G.                     18,750                           18,750             0

 Swartz, Harold F.                      18,750                           18,750             0

 Swavely, Robert and Ann                10,452                           10,452             0

 Swimmer, Leonard and Bobbi             37,500                           37,500             0

 Tapia, Eduardo J. and Zenia C.         15,000                           15,000             0

 Temple, Donald                          9,375                            9,375             0

 Thomas, Lillie C.(6)                  219,033            1.23%          31,114       187,419           1.04%

 Tolkin, Bradley J.                     37,500                           37,500             0

 Tom, Michael(9) and Marte              97,500                           97,500             0
 Trust

 Tom, Paul                               2,000                            2,000             0

 Tom, Michael(9) and Marte              15,467                           15,467             0

 Tom, Curtis                             8,000                            8,000             0

 Tuchman, Roberto                       18,750                           18,750             0

 Tuffanelli Family Trust                37,500                           37,500             0

 Tuffanelli, Shirley Jean Trust         37,500                           37,500             0

 Turken, Jack                           18,750                           18,750             0

 Tyndall, Robert A. and                 37,500                           37,500             0
 Sydney N. Family Trust

 Uribe, John W.                         37,500                           37,500             0

 Vendette, Vince and D.                 20,500                           20,500             0

 Vendette, Vince                        80,000                           80,000             0

                                                                      Number of       Number of
                                      Number of                        Shares          Shares
                                       Shares                          Covered          Owned
                                    Beneficially     Percent of        by this          After       Percent of
      Selling Stockholder(1)          Owned(1)         Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------   --------------   ------------   ---------------  ------------   -----------
 Vendette Group Corp.                   34,063                           34,063             0

 Wagman, Jack M. and Normae S.          18,750                           18,750             0
 Family Trust

 Wall Street Consultants, a            118,000                          118,000             0
 Nevada limited partnership(8)

 Wallace, John                          16,000                           16,000             0

 Weiner, Richard                         6,667                            6,667             0

 Weiner, Mathew                          3,334                            3,334             0

 Wetterling, James E. Jr. and           37,500                           37,500             0
 Dawn

 Zahn, Spencer                          18,750                           18,750             0

 Zuardo, Russell and Betty              37,500                           37,500             0

 Zych, Gregory A. and                   18,750                           18,750             0
 Jacqueline L.
----------------------------


*        If over one percent


(1) Includes shares underlying warrants and options currently exercisable and exercisable within sixty days of November 15, 1995.


(2) Includes shares underlying warrants whether or not currently exercisable.

(3)      Director of the Company.

(4)      A former director or employee of the Company.

(5)      Director and National Account Executive of the Company.

(6)      Employee of the Company.

(7)      Former Director and former President of the Company.

(8) Broker/dealers who received options from the Company in connection with private placements.

(9)      Former chief financial officer, controller and auditor of the Company.


                             PLAN OF DISTRIBUTION

          The shares may be sold by the Selling Stockholders (including shares received upon exercise of warrants). Such sales may be made on the AMEX-ECM, in privately negotiated transactions, or otherwise, at market prices or at negotiated prices. The shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Any such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commissions paid to the broker by the Selling Stockholders.

          Upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the purchase by a broker or dealer, a supplemental prospectus will be filed pursuant to Rule 424(c) of the Securities Act of 1933, disclosing (i) the name of such Selling Stockholder and of the participating broker-dealers(s); (ii) the number of shares involved; (iii) the price at which such shares were sold; and (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable.

          The shares covered by this Prospectus may be sold under Rule 144 rather than this Prospectus if they qualify for sale under Rule 144. Certain of such shares may currently qualify for sale under Rule 144. The Company will not receive any portion of the proceeds of the shares sold by the Selling Stockholders, but will receive funds upon the exercise of warrants, which funds, if any, will be used for working capital. There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them.

          The Selling Stockholders have advised the Company that during the time they are engaged in distribution of Common Stock covered by this Prospectus, they will comply with Rules 10b-5 and 10b-6 under the Exchange Act, and pursuant thereto: (i) will not engage in any stabilization activity in connection with the Company's securities; (ii) will furnish each broker through which Common Stock covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) will not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act. Selling Stockholders who may be an "affiliated purchaser" of the Company as defined in Rule 10b-6 have been further advised that pursuant to Exchange Act Release 34-23611 (September 11, 1986), they must coordinate their sales under this Prospectus with each other and the Company for purposes of Rule 10b-6.


                                LEGAL OPINION

          The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Jeffer, Mangels, Butler & Marmaro LLP.


                                   EXPERTS

          The audited consolidated financial statements as of and for the years ended December 31, 1994 and 1993 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


          In June, 1993, Michael Tom, certified public accountant, became Controller of the Company and on October 1, 1993, the Company retained Arthur Andersen LLP as its independent public accountants. Mr. Tom was Chief Financial Officer of the Company until June 1995. The change in independent public accountants was approved by the Board of Directors. For the Company's fiscal years ended December 31, 1992 and 1991, the financial statements did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles by Michael Tom, C.P.A., except for an explanatory paragraph as to the Company's ability to continue as a going concern. During the two fiscal years ended December 31, 1992 and 1991, and through the date of his resignation, there were not any disagreements with

Michael Tom, C.P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Michael Tom, C.P.A., would have caused him to make a reference to the subject matter of the disagreements in connection with his report, nor were there any "reportable events" as defined by the Securities and Exchange Commission. During the two fiscal years ended December 31, 1992 and 1991, and until the date of their retention, the Company had not consulted with Arthur Andersen LLP, on the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company's financial statements or any disagreements or reportable events.

================================================================================


NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . .   2

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

RECENT SIGNIFICANT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . .   5

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SELLING STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

================================================================================




                                     CROWN
                               LABORATORIES, INC.




                                  COMMON STOCK




                               -----------------

                                  PROSPECTUS

                               -----------------


                               December __, 1995

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement. None of such expenses will be paid by the Selling Stockholders.


                                                                             Total
                                                                             -----
          Registration Fee Under Securities Act of 1933 . . . . . . . .    $ 3,023
          Photocopying  . . . . . . . . . . . . . . . . . . . . . . . .      1,000
          Accounting Fees and Expenses  . . . . . . . . . . . . . . . .      9,000
          Legal Fees and Expenses . . . . . . . . . . . . . . . . . . .     15,000
          Blue Sky Fees and Expenses (including related legal fees) . .      8,500
          Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .        477
                                                                           -------
                  Total   . . . . . . . . . . . . . . . . . . . . . . .    $37,000
                                                                           =======


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Delaware General Corporation Law Section 145 provides that the Registrant may indemnify any officer or director who was made a party to a suit because of his position, including derivative suits, if he was acting in good faith and in a manner he reasonably believed was in the best interest of the Registrant, except, in certain circumstances, for negligence or misconduct in the performance of his duty to the Registrant. If the director or officer is successful in his suit, he is entitled to indemnification for expenses, including attorney's fees. The Company's Certificate of Incorporation eliminates director liability to stockholders or the Company for monetary damages arising out of certain breaches by the directors of their fiduciary duty of care. The duty of care refers to the fiduciary duty of directors to be sufficiently diligent and careful in considering a transaction or taking or refusing to take some corporate action. Finally, Registrant's By-Laws provide for indemnification of Registrant's officers and directors, except in case of gross negligence or willful misconduct, if they are a party to an action because they were an officer or director.

ITEM 16.   EXHIBITS


          3(a)   Certificate of Incorporation, as amended(1)
          3(b)   By-Laws, as amended(2)
          4(f)   See Exhibit 3(a) and (b)
          5(a)   Opinion of Jeffer, Mangels, Butler & Marmaro LLP(3)
         24(a)   Consent of Jeffer, Mangels, Butler & Marmaro LLP (contained in Exhibit 5(a))
         24(b)   Consent of Arthur Andersen LLP (included as page II-6)(3)


_________________

(1) Previously filed as exhibits to a Form 10-KSB/A-1 of Registrant for the December 31, 1994 fiscal year.

(2) Previously filed as exhibits to a Form 8-K of Registrant for September 24, 1991.

(3)      Filed herewith.


ITEM 17.  UNDERTAKINGS

         (a) The registrant as a small business issuer registering securities under Rule 415 of the Securities Act will:

                 (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                 (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                 (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada on the 30th day of November 1995.


                                      CROWN LABORATORIES, INC.


                                      By:   s/Craig E. Nash
                                          --------------------------------------
                                          CRAIG E. NASH, Chief Executive Officer


                               POWER OF ATTORNEY

        Each person whose individual signature appears below hereby constitutes and appoints Craig E. Nash or Scott O. Nash as his true and lawful attorney(s)-in-fact, each with full power of substitution to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

        In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.



             Signature                                    Title                                 Date
 ---------------------------------   ------------------------------------------------   ---------------------
  s/Craig E. Nash                    Chief Executive Officer and Chairman of the        November 30, 1995
 ---------------------------------   Board of Directors
 CRAIG E. NASH


  s/Scott O. Nash                    President and Vice Chairman of the Board of        November 30, 1995
 ---------------------------------   Directors
 SCOTT O. NASH


  s/Scott E. Hilley                  Vice President Finance                             November 29, 1995
 ---------------------------------
 SCOTT E. HILLEY


  s/Christopher Demetree             Director                                           November 27, 1995
 ---------------------------------
 CHRISTOPHER DEMETREE


  s/Vincent J. Casella               Director                                           November 30, 1995
 ---------------------------------
 VINCENT J. CASELLA


  s/Lee Allen Hooker                 Director                                           November 21, 1995
 ---------------------------------
 LEE ALLEN HOOKER


  s/Arthur M. Berkowitz              Director                                           November 24, 1995
 ---------------------------------
 ARTHUR M. BERKOWITZ


  s/Linda Carrick                    Director                                           November 24, 1995
 ---------------------------------
 LINDA CARRICK

                               CONSENT OF COUNSEL



        The consent of Jeffer, Mangels, Butler & Marmaro LLP is contained in their opinion, Exhibit 5(a).

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



        As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 28, 1995 included in Crown Laboratories, Inc.'s Form 10-KSB/A2 for the year ended December 31, 1994 and to all references to our Firm included in this registration statement.







New York, New York                                         ARTHUR ANDERSEN LLP
November 30, 1995

Exhibit                                                                 Page No.
-------                                                                 --------
5.1     Opinion of Jeffer, Mangels, Butler & Marmaro LLP
